DEL MONTE FOODS COMPANY REPORTS
FISCAL 2004 FIRST QUARTER RESULTS

Announces Organizational Realignment

     SAN FRANCISCO, CA, September 4, 2003 — Del Monte Foods Company (NYSE: DLM) today announced reported net sales of $631.3 million and net income of $14.3 million, or $0.07 diluted earnings per share, for the first quarter ended July 27, 2003, compared to reported net sales of $364.3 million and net income of $33.2 million, or $0.21 diluted earnings per share in the prior year period. Adjusting both quarters for the factors detailed in the charts below, adjusted diluted earnings per share for the fiscal 2004 first quarter is $0.09, compared to pro forma as adjusted diluted earnings per share of $0.18 for the fiscal 2003 first quarter.

     “This quarter’s overall performance was as expected and our earnings came in at the high-end of the forecasted range we provided last quarter,” said Richard G. Wolford, Chairman and Chief Executive Officer. “Importantly, during the quarter we made significant progress building the foundation upon which we will grow the Company. In line with our strategy, we increased investment behind our growth products, launching powerful on-air advertising campaigns and introducing new products. We believe these initiatives will drive increased awareness, market share and sales going forward. In the first quarter alone we saw meaningful sales and share increases behind the ongoing rollout of our Fruit Naturals fruit cups, the nationwide launch of the StarKist Tuna Creations pouch product line and new advertising and product introductions from key pet brands like Kibbles ‘n Bits and Pup-Peroni. On the integration front, where we remain ahead of plan, we made substantial progress toward providing ‘one face’ to the customer, identifying and capturing synergies and improving our operational structure by realigning the organization.”

     Organizational Realignment

     The Company also announced that during the first quarter it simplified its business structure by realigning its administrative support functions and consolidating its operations by merging its Infant

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Feeding and College Inn businesses into the Del Monte Brands operating segment and merging its private label soup business into the Seafood operating segment.

     Mr. Wolford continued, “This realignment allows these businesses to benefit from greater organizational support while effectively consolidating senior management resources against our entire portfolio. It allows Infant Feeding and College Inn to benefit from the overall branded infrastructure of the Del Monte Brands business unit and the private label soup business to benefit from the Seafood business unit’s extensive retail distribution base and strong working relationship with our trade partners.”

     Additionally, the Company has begun the process of combining its San Francisco and Pittsburgh based administrative functions. As part of this integration initiative, the Company announced that approximately 15% of its San Francisco-based positions will be phased-out and the work associated with those positions will be largely integrated into the existing staff at the Company’s Pittsburgh operations center.

     First Quarter Financial Results

     The increase in reported net sales for the quarter, when compared to reported net sales for the first quarter of fiscal 2003, was due primarily to the inclusion of Del Monte Brands sales after the completion of the merger on December 20, 2002.1 Net sales of $631.3 million for the first quarter ended July 27, 2003 compares to pro forma as adjusted net sales of $663.1 million for the first quarter of fiscal 2003, which reflects adjustments for the factors detailed in the charts below. The decrease in year over year revenues is due primarily to the impact of our reduction of merchandising levels in Del Monte Brands due to low inventories caused by a strong fiscal 2003 performance, and a planned reduction in sales of the non-core portions of the Pet Products portfolio. These declines were partially offset by increased tuna pouch volumes, increased core pet products volumes, due to strong marketing and new products, and increased veterinary products sales.

     Reported diluted earnings per share were $0.07 for the quarter, compared to $0.21 for the first quarter of fiscal 2003. Adjusting both quarters for the factors detailed in the charts below, as adjusted diluted earnings per share for the fiscal 2004 first quarter is $0.09, compared to pro forma as adjusted

[1] Del Monte acquired through merger, the North American StarKist seafood, North American pet food and pet snacks, U.S. private label soup, College Inn broth and U.S. infant feeding businesses (the “Acquired Businesses”) of the H. J. Heinz Company (NYSE: HNZ) on December 20, 2002. For accounting purposes, however, the Acquired Businesses are considered the surviving entity and the historical financial statements of the Acquired Businesses now constitute the historical financial statements of the Company. Therefore, fiscal 2003 reported results include the results of operations of Del Monte’s fruit, vegetable and tomato businesses (“Del Monte Brands”) only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired Businesses. Reported results also include certain merger-related expenses and other income, the detail of which is shown in the Company’s Consolidated Statements of Income.

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diluted earnings per share of $0.18 in fiscal 2003. This decrease is due primarily to the impact of lower sales and increased marketing and SG&A expenses, partially offset by lower costs in the seafood business and lower interest expense.

Outlook

     The Company also reiterated the financial guidance it provided in its June 26, 2003 press release. It expects fiscal 2004 revenue growth of 2 to 4% over pro forma fiscal 2003. The Company also expects reported diluted earnings per share of approximately $0.80 to $0.84 for its fiscal year ending May 2, 2004. When adjusted for expected integration and restructuring expenses of $0.08 per share, the Company expects fiscal 2004 adjusted diluted earnings per share growth of 6 to 9%, to approximately $0.88 to $0.92. The Company also expects free cash flow2, before integration and restructuring expenses, to be consistent with prior guidance. Integration and restructuring expenses for 2004 are expected to be approximately $26 million, approximately $17 million net of taxes. The Company expects to pay down debt by approximately $175 million in fiscal 2004.

Del Monte Foods

     Del Monte Foods Company is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in pro forma net sales in fiscal 2003. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles’n Bits®, Pup-Peroni®, Snausages®, and NawSomes!®, Del Monte products are found in 9 out of 10 American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

     Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its results at 8:00 a.m. PDT (11:00 a.m. EDT) today. The webcast, slide presentation, related reconciliations of non-GAAP financial measures and historical, quarterly pro forma as adjusted results for fiscal 2002 and 2003 can be accessed at www.delmonte.com/company/investors under “Additional Financial Information.” The webcast and slide presentation will be available online through September 18, 2003.

[2] Cash flow from operating activities less cash flow from investing activities.

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     The Company is providing the non-GAAP financial measures because the Company believes these financial measures allow for a more consistent period-to-period comparison. This is due, in part, to the fact that on December 20, 2002, the Company merged with certain businesses of H. J. Heinz Company (NYSE: HNZ). For accounting purposes, fiscal 2003 reported results include the results of operations of the Del Monte Brands business only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired Businesses. Reported results also include expenses and charges that relate to the merger and other events rather than to the routine operation of the Company’s businesses. The Company’s adjustments to its GAAP and GAAP pro forma results include expenses, gains and losses related to integration and merger-related items, restructuring and debt refinancing. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s businesses and believes this information is also helpful to investors.

     This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. The forward-looking statements contained in this press release include statements related to the merger of certain businesses and to future financial operating results, and in some cases can be identified by the use of forward-looking terms such as “will”, “expect” or other comparable terms.

     Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These factors include, among others: the success of the integration of the businesses we acquired from H.J. Heinz Company (“Heinz”) in a timely and cost effective manner; the risk that we may incur liabilities as a result of the acquisition of these businesses that are currently unknown; costs related to the acquisition and integration of these businesses; the actions of the U.S., foreign and local governments; general economic and business conditions; weather conditions; energy costs and availability; crop yields; competition, including pricing and promotional spending levels by competitors; raw material costs and availability; fish availability and pricing; high leverage; product liability claims; changes in or the failure or inability to comply with, governmental regulations, including environmental regulations; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; the timely introduction and market acceptance of new products; changes in business strategy or development plans; availability, terms and deployment of capital; ability to increase prices; disruption in relationships with our employees; industry trends, including changes in buying and inventory practices by customers; production capacity constraints and other economic, business, competitive and/or regulatory factors affecting our operations.

     These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended April 27, 2003. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Selected Balance Sheet Data (Unaudited)	July 27,
(In millions)	2003

Cash and cash equivalents	$12.0
Trade accounts receivable, net of allowance	193.4
Inventories	899.2
Total assets	3,634.0
Accounts payable and accrued expenses	467.2
Short-term borrowings	35.5
Long-term debt, including current portion	1,646.8
Stockholders’ equity	968.2

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended July 27, 2003
(In Millions)

	GAAP	Non-GAAP	Non-GAAP
	Reported	Adjustments[1]	As Adjusted

Net sales	$631.3	$—	$631.3
Cost of products sold	467.6	(1.1)	466.5
Selling, general and administrative	110.4	(5.9)	104.5

Operating income	53.3	7.0	60.3
Interest expense	30.0	—	30.0
Other expense	0.8	—	0.8

Income before income taxes	22.5	7.0	29.5
Provision for income taxes	8.2	2.6	10.8

Net income	$14.3	$4.4	$18.7

Basic Average Shares	209,367,865		209,367,865
EPS	$0.07		$0.09
Fully Diluted Shares Outstanding	210,574,944		210,574,944
EPS	$0.07		$0.09

[1] Non-GAAP adjustments represent integration and restructuring expenses related to the expansion of soup production in our Mendota facility ($1.6), employee termination benefits and retention bonuses ($2.8), and various other integration costs ($2.6).

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended July 31, 2002
(In Millions)

		GAAP	GAAP			Non-GAAP
	GAAP	Pro Forma	Total	Non-GAAP		Pro Forma
	Reported	Adjustments[1]	Pro Forma	Adjustments		As Adjusted

Net sales	$364.3	$291.8	$656.1	$7.0	[2]	$663.1
Cost of products sold	265.3	217.3	482.6	(1.5)	[3]	481.1
Selling, general and administrative	51.5	43.0	94.5	(0.5)	[4]	94.0

Operating income	47.5	31.5	79.0	9.0		88.0
Interest expense	(0.2)	32.1	31.9	0.6	[5]	32.5
Other expense/(income)	1.5	(0.1)	1.4	0.1		1.5

Income before income taxes	49.2	(0.7)	48.5	8.5		57.0
Provision for income taxes	16.0	1.6	17.6	2.6	[6]	20.2

Net income	$33.2	$(2.3)	$30.9	$5.9		$36.8

Basic Average Shares	156,921,228	52,306,904	209,228,132			209,228,132
EPS	$0.21		$0.15			$0.18
Fully Diluted Shares Outstanding	156,993,712	53,246,674	210,240,386			210,240,386
EPS	$0.21		$0.15			$0.18

[1] The historical GAAP Reported consolidated statements of income include only the results of operations for the Acquired Businesses. For comparability, the GAAP Total Pro Forma consolidated statements of income include a pro forma adjustment to include the results of Del Monte Brands. Cost of products sold includes $0.5 million of pro forma depreciation expense to recognize the unwinding of Acquired Businesses assets held under synthetic lease obligations. SG&A includes the addition of $0.7 million of pro forma incentive and retention compensation for the Acquired Businesses. SG&A excludes $7.3 million of Del Monte Brands merger-related expenses incurred prior to the December 20, 2002 merger date. Interest expense includes $19.6 million of additional pro forma expense as if the merger and related financing occurred on the first day of the fiscal year.

[2] Net Sales excludes $7.0 million related to a change in estimates for Acquired Businesses trade promotion expenses related to prior periods.

[3] In accordance with purchase accounting rules applied to the merger, Del Monte Brands fixed assets were increased to fair market value. These results exclude $1.5 million resulting from incremental depreciation expense.

[4] SG&A excludes incentive and retention compensation for the Acquired Businesses.

[5] Interest expense excludes $1.6 million of previously capitalized debt issuance costs resulting from the amortization of a loss from interest rate swap agreements and $1.0 million of previously capitalized debt issuance costs resulting from the early repayment of debt.

[6] Income taxes are presented to reflect the impact of the adjustments noted, and the tax rate for the combined Company.

CONTACTS:	Media Inquiries	Investor Relations
	Brandy Bergman/Tracy Greenberger	Tom Gibbons
	Citigate Sard Verbinnen	Del Monte Foods
	(212) 687-8080	(415) 247-3382

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